Exhibit 99.1

Relmada Regains Compliance with Nasdaq Minimum Bid Price Requirement

CORAL GABLES, FL – September 16, 2025 (GlobeNewswire) – Relmada Therapeutics, Inc. (Nasdaq: RLMD, “Relmada” or the “Company”), a clinical-stage biotechnology company advancing innovative therapies for oncology-related and central nervous system indications, today announced that on September 15, 2025 it received written notice from the Nasdaq Stock Market LLC (Nasdaq) confirming that the Company has regained compliance with Nasdaq’s $1.00 minimum bid price requirement under Nasdaq Listing Rule 5550 (a)(2) (the “Listing Rule”).

To regain compliance with the Listing Rule, the Company’s shares were required to maintain a minimum closing bid price of $1.00 for at least 10 consecutive business days, which was achieved on September 12, 2025. As a result, Nasdaq has closed the matter.

Relmada is now in full compliance with all Nasdaq continued listing requirements, and the Company’s stock will remain listed and traded on the Nasdaq Capital Market under the ticker “RLMD.”

About Relmada Therapeutics, Inc.

Relmada Therapeutics is a clinical-stage biotechnology company focused on developing transformative therapies for oncology-related and central nervous system conditions. Lead candidates NDV-01 and sepranolone are advancing through mid-stage clinical development with the potential to address significant unmet needs.

For more information, visit www.relmada.com

Forward-Looking Statements:

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by us or on our behalf. This press release contains statements which constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Any statement that is not historical in nature is a forward-looking statement and may be identified by the use of words and phrases such as “if”, “may”, “expects”, “anticipates”, “believes”, “will”, “will likely result”, “will continue”, “plans to”, “potential”, “promising”, and similar expressions. These statements are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements, including the potential for Relmada’s product candidates to progress, including the potential for Phase 2 NDV-01 data to continue to deliver positive results supporting further development, the potential for clinical trials to deliver statistically and/or clinically significant evidence of efficacy and/or safety, failure of top-line results to accurately reflect the complete results of the trial, failure of planned or ongoing preclinical and clinical studies to demonstrate expected results, potential failure to secure FDA agreement on the regulatory path for NDV-01, and sepranolone, or that future NDV-01, or sepranolone, clinical results will be acceptable to the FDA, failure to secure adequate NDV-10, or sepranolone, drug supply, and the other risk factors described under the heading “Risk Factors” set forth in the Company’s reports filed with the SEC from time to time. No forward-looking statement can be guaranteed, and actual results may differ materially from those projected. Relmada undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Readers are cautioned that it is not possible to predict or identify all the risks, uncertainties and other factors that may affect future results and that the risks described herein should not be a complete list.

Investor Contact:

Brian Ritchie

LifeSci Advisors

britchie@lifesciadvisors.com

Media Inquiries:

Corporate Communications

media@relmada.com